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                                 Exhibit (a)(5)

Sorrento Networks Corporation has not commenced the offer to exchange that is referred to in this communication. Upon commencement of such offer, Sorrento Networks Corporation will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Sorrento Networks Corporation or its subsidiaries who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents, when these become available because they will contain important information about the offer. The Schedule TO and related exhibits will be available without charge at the Securities and Exchange Commission website at www.sec.gov and will be delivered without charge to all employees of Sorrento Networks Corporation and its subsidiaries who are option holders. Additional copies of these documents may be obtained without charge by employees of Sorrento Networks Corporation and its subsidiaries who are option holders by contacting Tom McLain at Sorrento Networks Corporation by telephone at 310-581-4030.












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